EXHIBIT 24.1

                    RESIDENTIAL ASSET MORTGAGE PRODUCTS, INC.

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane S. Wold, Lisa R. Lundsten and Julie A. Steinhagen as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as director and/or officer of Residential Asset Mortgage Products, Inc.), to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 to be filed by the Registrant on July 28, 2000, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE                    TITLE                              DATE

/s/ Bruce J. Paradis         Director, President and      July 27, 2000
Bruce J. Paradis             Chief Executive Officer
                            (Principal Executive Officer)

/s/ Davee L. Olson           Director, Chief              July 27, 2000
Davee L. Olson               Financial Officer and
                             Executive Vice President
                             (Principal Financial
                              Officer)

/s/ Jack R. Katzmark         Controller                   July 27, 2000
Jack R. Katzmark            (Principal Accounting
                             Officer)

/s/ David C. Walker          Director                     July 27, 2000
David C. Walker